Exhibit 99.1

Use of proceeds

The net proceeds of this offering will be placed into a segregated escrow account on the closing date together with cash provided by the Company in an amount sufficient to fund the redemption of the notes and accrued and unpaid interest to, but excluding, January 4, 2011. The funds in the escrow account will be held as Collateral security for our obligations in respect of the notes pending satisfaction of the Escrow Conditions. If the Escrow Conditions are not fulfilled on or prior to December 31, 2010, the notes will be redeemed at 101% of the issue price of the notes, plus accrued and unpaid interest to, but excluding the date of redemption. Following the satisfaction of the Escrow Conditions, the escrowed funds will be released and we will thereafter use the net proceeds from this offering to repay indebtedness as described below in connection with the implementation of the Plans of Reorganization. Prior to release from escrow, the proceeds will be invested in cash and certain cash equivalents.

We estimate that the net proceeds to us from this offering of notes, after deducting estimated transaction fees associated with the notes, will be approximately $809 million. Such net proceeds, together with cash on hand and the other sources described below, will be used to repay outstanding indebtedness as specified below pursuant to the terms of the Plans of Reorganization. Actual amounts may differ from these estimates.

(dollars in millions)	Amount		Amount

Sources of Funds		Uses of Funds
Cash(1)	$518	Repayment of existing secured debt(4)	$1,258
Notes offered hereby(2)	850	Administrative and priority claims(5)	136
NAFTA Settlement(3)	125	Other secured and convenience claims	43
		Financing fees	56

Total sources	$1,493	Total uses	$1,493

(1)	Represents cash expected to be on hand on the Emergence Date that will be used to fund the uses of funds outlined herein and assumes an emergence date of October 14, 2010.

(2)	Represents aggregate principal amount of notes expected to be sold in this offering.

(3)	Represents funds expected to be received from the government of Canada regarding the 2008 expropriation of certain of our assets and rights in the province of Newfoundland and Labrador (Canada). See “Summary—Recent developments—NAFTA settlement.”

(4)	Represents the following estimated amounts, which include principal, accrued interest and professional fees, assuming an emergence date of October 14, 2010: (i) $40 million outstanding under the Company’s DIP Facility, (ii) $120 million outstanding under Abitibi’s Securitization Facility, (iii) $354 million outstanding under the Bowater Prepetition U.S. and Canadian Credit Facilities, (iv) $363 million under the prepetition ACCC Term Loan, (v) $347 million of outstanding ACCC 13.75% Senior Secured Notes due 2011, and (vi) $34 million outstanding under the Bowater floating rate industrial revenue bonds.

(5)	Represents estimated administrative and priority claims including professional success fees, restructuring reorganization award and other fees.

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